                       SALES TAX INDEMNIFICATION AGREEMENT

          THIS SALES TAX INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into as of December 20, 1995, among the persons set forth in
Exhibit I attached hereto (collectively, the "Key EDAC Stockholders") and Richey Electronics, Inc., a Delaware corporation ("Richey"), with reference to the following facts:

          A. The Key EDAC Stockholders, Richey, Electrical Distribution Acquisition Company, a Delaware corporation ("EDAC"), Deanco, Inc., a New York corporation ("Deanco") and all of the other stockholders of EDAC are parties to that certain Stock Purchase Agreement dated as of November 15, 1995 (as amended by that certain First Amendment of even date herewith, the "1995 Stock Purchase Agreement"). Capitalized terms used but not defined herein shall have the respective meanings assigned in the 1995 Stock Purchase Agreement.

          B. Since the 1995 Stock Purchase Agreement was signed, Richey has discovered that Deanco and its predecessors have failed to pay sales or use taxes and to file required sales or use tax returns in the states of Missouri, Kansas and Illinois.

          C. Richey is willing to proceed with the closing of the transactions contemplated by the 1995 Stock Purchase Agreement, notwithstanding such failure to pay sales taxes, provided that the Key EDAC Stockholders agree to hold Richey harmless as provided in this Agreement.

          NOW, THEREFORE, it is agreed as follows:

          1. DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "1994 STOCK PURCHASE AGREEMENT" means that certain Stock Purchase Agreement dated as of September 30, 1994 among EDAC, EDAC Acquisition Corp., a Delaware corporation ("Acquisition"), Deanco, the Former Deanco Stockholders and the other stockholders of Deanco identified therein.

          "FORMER DEANCO STOCKHOLDERS" means Robert T. Dean, Douglas N. Gillogly and James F. Grosso.

          "FORMER DEANCO STOCKHOLDERS' NOTES" means those certain promissory notes, each dated October 7, 1994, issued by Acquisition to the Former Deanco Stockholders pursuant to the 1994 Stock Purchase Agreement in the aggregate principal amount of $3 million and for which Deanco became liable upon the merger of Acquisition into Deanco on October 11, 1994.

          "SALES TAX CLAIMS" means (a) all sales or use taxes paid by Richey or Deanco to the states of Missouri, Kansas and Illinois with respect to or as a result of the operations of Deanco or any of its predecessors in such states for taxable periods or portions thereof ending on or before September 30, 1994,
(b) all additions to tax, additional amounts, interest and penalties paid by Richey or Deanco to such states with respect to such taxes and (c) all costs and expenses (including, without limitation, legal, expert, consultant and accounting fees and expenses) incurred by Richey or Deanco for services provided after the date hereof in connection with any audit, contest or proceeding initiated by, or settlement with, such states pertaining to such taxes.

          "COSTS OF COLLECTION" means all costs and expenses (including, without limitation, legal, expert and consultant fees and expenses) incurred by Richey or Deanco in connection with the collection or attempted collection of Sales Tax Claims and Sales Tax Claim Interest from the Former Deanco Stockholders.

          "SALES TAX CLAIM INTEREST" means interest on Sales Tax Claims and Costs of Collection for the period beginning on the date the applicable Claim or Cost of Collection is paid or incurred by Richey or Deanco and ending on the date it is paid to Richey or Deanco by the Former Deanco Stockholders or the Key EDAC Stockholders, at the interest rate in effect during such period on Richey's borrowings under alternate base rate loans under the FICAL Loan Agreement. Notwithstanding anything to the contrary contained in this Agreement, as to any Sales Tax Claims for which the Former Deanco Stockholders are liable pursuant to the provisions of the 1994 Stock Purchase Agreement, the Sales Tax Losses shall include Sales Tax Claim Interest with respect to such Sales Tax Claims for the period prior to the date on which the Key EDAC Stockholders become liable to indemnify Richey, Deanco or their successors with respect to such Sales Tax Claims as provided herein, only to the extent that the Former Deanco Stockholders are liable for such Sales Tax Claim Interest pursuant to the provisions of the 1994 Stock Purchase Agreement.

          "SALES TAX LOSSES" means all Sales Tax Claims, Costs of Collection and Sales Tax Claim Interest, which Richey is unable to collect from the Former Deanco Stockholders after exhausting all reasonable effort to collect such Sales Tax Claims, Costs of Collection and Sales Tax Claim Interest from the Former Deanco Stockholders in accordance with the terms of this Agreement. To the extent that Richey or Deanco collects any Sales Tax Claims by offset against the Former Deanco Stockholders' Notes but is subsequently required by a final judgment to repay, or agrees (subject to Section 3(d) below) in a settlement to repay, all or a portion of such offset to the Former Deanco Stockholders and is unable to collect the amount so repaid from the Former Deanco Stockholders after pursuing them in accordance with the terms of this Agreement, the amount so repaid to and not collected from the Former Deanco Stockholders and all related Costs of Collection and Sales Tax Claim Interest with respect to such Sales Tax Claims shall also be Sales Tax Losses. The Sales Tax Losses shall include any Sales Tax Claims, Costs of Collection and Sales Tax Interest for which the Former Deanco Stockholders are not liable under the terms of the 1994 Stock Purchase Agreement for any reason whatsoever, including without limitation by reason of the provisions of Sections 9(c)(i)(B)(y), 9(c)(i)(D) and 9(d) thereof pertaining to the $50,000 deductible, balance sheet accruals and their right to consent to settlements.

          "FICAL LOAN AGREEMENT" means that certain Loan Agreement of even date herewith, as the same may from time to time be supplemented, modified, amended, restated or extended, among Richey, the banks named therein and First Interstate Bank of California, as Agent.

          2. INDEMNIFICATION FOR SALES TAX LOSSES. The Key EDAC Stockholders severally agree to indemnify and hold Richey and Deanco and any successors thereto harmless from the Sales Tax Losses; provided, that Richey has first complied with its obligations hereunder to pursue the Former Deanco Stockholders for the Sales Tax Claims, Costs of Collection and Sales Tax Claim Interest giving rise to such Sales Tax Losses; and provided further, that the liability of each Key EDAC Stockholder hereunder shall be limited to the aggregate amount of such indemnification obligations multiplied by the number of EDAC Shares (as defined in the 1995 Stock Purchase Agreement) owned by such Key EDAC Stockholder as indicated on Exhibit I attached hereto divided by the total number of EDAC shares owned by all of the Key EDAC Stockholders as indicated on said Exhibit. For purposes of this Section 2, each element of Sales Tax Losses and each payment in reimbursement or indemnification thereof from any source shall be determined on an after-tax basis.

     3.   OBLIGATIONS TO PURSUE FORMER DEANCO STOCKHOLDERS.

          a. Richey shall offset all Sales Tax Claims, as of the date paid or incurred by Richey or Deanco, against the Former Deanco Stockholders' Notes up to the aggregate principal amount of such notes and all interest accrued and unpaid thereunder.

          b. To the extent that the Sales Tax Claims exceed the aggregate principal amount of and accrued and unpaid interest on the Former Deanco Stockholders' Notes, Richey shall demand payment for such Sales Tax Claims and related Sales Tax Claim Interest from the Former Deanco Stockholders. In the event that any Former Deanco Stockholder fails to pay his prorata share of such Sales Tax Claims and related Sales Tax Claim Interest, as such share is determined pursuant to the 1994 Stock Purchase Agreement, Richey shall file a lawsuit to collect the amount of such Sales Tax Claims against such Former Deanco Stockholder, prosecute such lawsuit to a final judgment and enforce such final judgment. The EDAC Stockholders' Representative shall have the right to participate with its own counsel (whose fees and expenses will be borne by the Key EDAC Stockholders) in the prosecution of any such demand for payment or lawsuit against any Former Deanco Stockholder. To the extent that Richey is unable to collect such Sales Tax Claims and related Costs of Collection and Sales Tax Claim Interest after so pursuing any such Former Deanco Stockholder, the Key EDAC Stockholders shall be obligated to indemnify and hold Richey, Deanco and their successors harmless for the Sales Tax Losses resulting therefrom as provided herein.

          c. In the event that any Former Deanco Stockholder files for relief under the bankruptcy laws, Richey shall file a proof of claim in the bankruptcy case and attempt to collect from the bankruptcy estate. Upon a final distribution to Richey as a creditor in the bankruptcy proceeding, to the extent such distribution is insufficient to collect such Former Deanco Stockholder's pro rata share of the Sales Tax Claims, Costs of Collection and Sales Tax Claim Interest, the Key EDAC Stockholders shall be obligated to indemnify Richey, Deanco and their successors for the Sales Tax Losses resulting therefrom as provided herein.

          d. Notwithstanding the foregoing, to the extent that Richey determines that any such demand for payment, lawsuit or bankruptcy claim against any such Former Deanco Stockholder should be settled, compromised or withdrawn, Richey shall be entitled to do so, with the prior written consent of the EDAC Stockholders' Representative, whose consent shall not be unreasonably withheld.

          4. CONFIRMATION OF OBLIGATIONS UNDER 1995 STOCK PURCHASE AGREEMENT. The Key EDAC Stockholders hereby confirm their indemnification obligations under the 1995 Stock Purchase Agreement arising from the failure of Deanco to pay sales or use taxes in Missouri, Kansas and Illinois for taxable periods or portions thereof beginning after September 30, 1994. The Key EDAC Stockholders further agree that notwithstanding anything to the contrary contained in the 1995 Stock Purchase Agreement, (a) the last sentence of Section 10.3(c) shall not apply to their indemnification obligations under the 1995 Stock Purchase Agreement arising from Deanco's failure to pay sales or use taxes in Missouri, Kansas and Illinois and (b) the liability of the Key EDAC Stockholders for indemnification of Richey, Deanco and their successors pursuant to this Agreement and the liability of the Key EDAC Stockholders for indemnification pursuant to the 1995 Stock Purchase Agreement for such taxes for such periods or portions thereof shall not count against the $10 million limitation on liability provided in Section 11.2(b)(ii) of the

1995 Stock Purchase Agreement. The Key EDAC Stockholders further agree that nothing contained in the 1995 Stock Purchase Agreement shall limit in any way their obligations to indemnify Richey, Deanco and their successors for Sales Tax Losses as provided herein. Except as otherwise provided in this Agreement, the Key EDAC Stockholders' indemnification obligations with respect to Taxes shall continue to be governed by Article X of the 1995 Stock Purchase Agreement and the provisions of Article XI of the 1995 Stock Purchase Agreement that expressly apply to the Key EDAC Stockholders' indemnification obligations with respect to Taxes.

          5. COOPERATION. Richey agrees to cooperate with the EDAC Stockholders' Representative as follows: at the reasonable request of the EDAC Stockholders' Representative, during normal business hours and without unduly disrupting the business of Richey or Deanco (a) to afford to the EDAC Stockholders' Representative and its attorneys, accountants and employees or representatives reasonable access to the books and records of Deanco and its predecessors and successors relating to Sales Tax Claims, (b) to make Deanco or Richey employees available for work relating to Sale Tax Claims and (c) to contact customers of Deanco or its predecessors in order to obtain resale certificates or similar documents pertaining to sales by Deanco or its predecessors to them in Kansas, Missouri and Illinois prior to the date hereof. Richey agrees to so cooperate without any reimbursement of its costs incurred in doing so, except for its reasonable out-of-pocket costs which shall be reimbursed by the EDAC Stockholders' Representative, on behalf of the Key EDAC Stockholders.

          6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed in California without reference to the choice of law principles of such laws.

          7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Signatures may be exchanged by telecopy, and each party agrees to be bound by its own telecopied signature and to accept the telecopied signatures of the other parties.

          8. JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of California, or in the United States District Court for the Central District of California, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

          9. ATTORNEYS' FEES. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred (including, without limitation, attorneys' fees, expenses and costs of investigation incurred in appellate proceedings, costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code, 11 United States Code
Sections 101 ET SEQ., or any successor statutes).

          10. CONSTRUCTION. Each party has reviewed and revised this Agreement and, therefore, the rule of construction requiring that any ambiguity be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                             [Signature Page Follow]

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.


                                       RICHEY ELECTRONICS, INC.


                                       By         /s/ Richard N. Berger
                                          -------------------------------------
                                                    Richard N. Berger
                                                 Chief Financial Officer


                                                   /s/ Robert A. Ferris
                                          -------------------------------------
                                                      ROBERT A. FERRIS


                                       CAXTON ISEMAN (DEANCO), L.P.
                                       WILLIAM D. WALSH
                                       WALSH FAMILY 1989 TRUST
                                       JERRY LEE WAMSLEY
                                       RONALD CIOFFI
                                       THE LEACH FAMILY 1980 TRUST
                                       ROBERT K. WEHENKEL
                                       JOHN ROTH


                                       All of the above by


                                                  /s/ Robert A. Ferris
                                       -----------------------------------------
                                                     Robert A. Ferris
                                                  their Attorney-in-fact

                                                                       EXHIBIT I

                                    Key EDAC
                                  STOCKHOLDERS

                               Number of EDAC             Number of EDAC
                               Common Shares              Preferred Shares
Name                           Owned                      Owned
----                           --------------             -----------------
Caxton Iseman                           0                     2,640,000
(Deanco), L.P.

William Walsh &                   845,672                     1,258,000
Walsh Family 1989
Trust

Robert Ferris                     634,328                       898,000

Jerry L. Wamsley                  716,500                       300,000

Ronald Cioffi                     716,500                       300,000

The Leach Family                        0                       240,000
1980 Trust

Robert K. Wehenkel                265,800                             0
U/D dated 5/25/89

John Roth                         150,000                             0
                                ---------                     ---------
Total                           3,328,800                     5,636,000